UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2014

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 18, 2014, The Pantry, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Couche-Tard U.S. Inc. (“Parent”) and CT-US Acquisition Corp. (“Merger Sub”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be converted into the right to receive, in respect of each share of Company Common Stock, $36.75 in cash, without interest (the “Merger Consideration”). The Merger Agreement also provides that (a) each issued and outstanding option to purchase Company Common Stock, whether vested or unvested, will be exchanged for the Merger Consideration less the applicable exercise price, (b) each issued and outstanding restricted share award covering Company Common Stock will vest and be exchanged for the Merger Consideration and (c) each issued and outstanding restricted stock unit will vest and be exchanged for the Merger Consideration. For each restricted share award that is subject to performance-based vesting and for which performance is incomplete as of the effective time of the Merger, the number of shares of Company Common Stock subject to such award shall be determined based on the greater of (a) the target number of shares of Company Common Stock subject to such award and (b) actual performance achieved during the twelve (12) month period ending on the last business day immediately prior to the effective time of the Merger.

The Company and Parent have each agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, agreements by the Company to (i) continue conducting its businesses in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not engage in certain specified kinds of transactions during that period. In addition, the Company has agreed that, subject to certain exceptions, its board of directors (the “Board”) will recommend the approval and adoption of the Merger Agreement and the Merger by its stockholders. The Company has also made certain additional customary covenants, including, among others, not to (i) solicit or knowingly encourage inquiries or proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, engage in discussions or negotiations regarding, or provide any non-public information in connection with, alternative business combination transactions.

The closing of the Merger is subject to certain conditions, including (i) the approval and adoption of the Merger Agreement and the Merger by the Company’s stockholders, (ii) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) there being no material adverse effect on the Company prior to the closing of the Merger and (vi) other customary conditions.

Either the Company or Parent may terminate the Merger Agreement if, among certain other circumstances, (i) the Merger has not become effective on or before December 18, 2015 or (ii) the Company’s stockholders fail to approve the Merger Agreement and the Merger. In addition, the Company may terminate the Merger Agreement under certain other circumstances, including to allow the Company enter into a definitive agreement for an alternative business combination transaction that constitutes a “superior proposal.” Parent may terminate the Merger Agreement under certain other circumstances, including if the Board withdraws or adversely changes its recommendation of the Merger or if the Company intentionally and materially breaches its non-solicitation covenant.

The Merger Agreement also provides that upon termination under specified circumstances, including, among others, a change in the recommendation of the Board or termination of the Merger Agreement by the Company to allow the Company to enter into a definitive agreement for an alternative business combination transaction that constitutes a “superior proposal,” the Company would be required to pay Parent a termination fee of $39.5 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties, and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by matters specifically disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2014 and confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement negotiations; (iii) are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is attached to this Current Report on Form 8-K to provide the Company’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company in the Company’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to the Company or Parent. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read as a stand-alone document, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, 10-Q and other documents that the Company files or has filed with the SEC.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 17, 2014, the Board approved an amendment (the “Amendment”) to the Amended and Restated By-Laws of the Company (the “By-Laws”), effective immediately upon adoption by the Board, to re-designate Article VII, Section 6 as Article VII, Section 7, and add a new Article VII, Section 6, providing that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the certificate of incorporation of the Company or the By-Laws (in each case, as may be amended from time to time); or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, shall be in the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01 Other Events

On December 18, 2014, the Company and Parent issued a joint press release announcing entry into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Important Additional Information For Investors And Stockholders

In connection with the proposed Merger, the Company intends to file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. The Company will provide the final proxy statement to its stockholders. Investors and stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information about the Merger. Investors and stockholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the Company free of charge at the SEC’s Web Site at http://www.sec.gov. In addition, the proxy statement, the SEC filings that will be incorporated by reference in the proxy statement and the other documents filed with the SEC by the Company may be obtained free of charge from the Company’s Investor Relations page on its corporate website at http://www.thepantry.com.

The Company and its directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of the Company. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2014, which was filed with the SEC on December 9, 2014, and the proxy statement on Schedule 14A for the Company’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on February 13, 2014. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements made by the Company herein relating to future plans, events, or financial condition or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company’s ability to enhance its operating performance through its in-store initiatives, its store remodel program and the addition of new equipment and products to its existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company’s principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; a disruption of the Company’s IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; and unanticipated legal and other expenses. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the SEC. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The following factors, among others, could cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain the required stockholder approval; (3) the inability to satisfy the other conditions specified in the Merger Agreement, including, without limitation, the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the Merger Agreement; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings that may be instituted against the Company, Parent or Merger Sub or others following announcement of the Merger Agreement and transactions contemplated therein; and (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger dated December 18, 2014, by and among Couche-Tard U.S. Inc., CT-US Acquisition Corp. and The Pantry, Inc.

3.1	Amended and Restated Bylaws of The Pantry, Inc., as amended as of December 17, 2014.

99.1	Joint press release of The Pantry, Inc. and Alimentation Couche-Tard Inc., dated December 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ B. Clyde Preslar
B. Clyde Preslar
Senior Vice President, Chief Financial Officer

Date: December 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated December 18, 2014, by and among Couche-Tard U.S. Inc., CT-US Acquisition Corp. and The Pantry, Inc.

3.1	Amended and Restated Bylaws of The Pantry, Inc., as amended as of December 17, 2014.

99.1	Joint press release of The Pantry, Inc. and Alimentation Couche-Tard Inc., dated December 18, 2014.